Exhibit 99.1

Company Contact:
Mr. Ryan Hua
Vice President of Operations
Cleantech Solutions International, Inc.
Email: ryanhua@cleantechsolutionsinternational.com
Web: www.cleantechsolutionsinternational.com

Investor Relations Contact:
Ms. Elaine Ketchmere
CCG Investor Relations
Tel: +1-310-954-1345
Email: elaine.ketchmere@ccgir.com
Web: www.ccgirasia.com

Cleantech Solutions International Reports Fourth Quarter and Fiscal Year 2011 Results

Wuxi, Jiangsu Province, China – March 29, 2012 –Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT), a manufacturer of metal components and assemblies, primarily used in the wind power, solar, dyeing and finishing equipment and other clean technology industries, today announced its financial results for the three months and fiscal year ended December 31, 2011.

“During the fourth quarter, we continued to face challenging market conditions and pricing environment for our forged rolled rings and related products resulting in lower sales volume and profitability. However, in our dyeing and finishing equipment segment, we experienced a 17.6% increase in net revenue compared to the third quarter of 2011 largely due to increased sales of our new higher margin air flow dyeing machines,” commented Mr. Jianhua Wu, Chairman and Chief Executive Officer of China Wind Systems.

“In 2011, we focused our efforts in exploring new clean technology markets to leverage our experience in the wind industry. Our ability to utilize our technical knowledge to manufacture and market solar components has marked our entry into the solar products market. At fiscal year end, we had a backlog of $1.3 million in solar products, LED equipment and other sample orders. We hope to make additional progress in 2012 and expand our presence in the solar and LED industry,” Mr. Wu concluded.

Fourth Quarter 2011 Results

Revenue for the fourth quarter of 2011 declined 38.9% to $13.7 million, compared to $22.5 million for the same period of 2010. The decline in revenue was mainly attributable to slowdown in demand for forged products and increase in overall competition in the forged product market as industry capacity has increased. On a quarter on quarter basis, revenue increased 17.6% in the fourth quarter of 2011 compared to the third quarter of 2011 as a result of stronger sales of the Company’s new air flow dyeing equipment.

Revenue from the sale of forged rolled rings to the wind power industry and other industries decreased 52.4% to $8.1 million, or 59.1% of net revenue, compared to $17.0 million, or 75.8% of net revenue, in the same period last year.  The decrease is summarized as follows:

•
Revenue from the sale of forged rolled rings exclusively to the wind power industry fell 59.9% to $4.8 million, representing 35.2% of net revenue, compared to $12.1 million, or 53.6% of net revenue, in the comparable period last year.

•
Revenue from the sale of forged rolled rings to other industries decreased 34.1% to $3.3 million, or 23.9% of net revenue, compared with $5.0 million, or 22.1% of net revenue for the comparable period of the prior year.

Revenue from the Company’s dyeing and finishing equipment segment increased 3.2% to $5.6 million, or 40.9% of net revenues, compared to $5.4 million, or 24.2% of net revenue, for the fourth quarter of 2010. On a quarter on quarter basis, revenue from the dyeing and finishing equipment segment increased 38.0%, as customers purchased the Company’s new airflow dye machines designed to meet the PRC government's mandatory environmental protection policies.

Gross profit for the fourth quarter of 2011 decreased 49.7% to $3.1 million, compared to $6.1 million for the same period in 2010. Gross margin decreased to 22.4% during the fourth quarter of 2011 compared to 27.2% for the same period a year ago. The decline in gross margin was attributable to the forged rolled rings and related products segment, and was primarily due to an increase in the cost of raw materials, which could not be fully passed on to the Company’s customers, and lower operational and cost efficiencies, including the allocation of fixed costs such as depreciation to cost of revenues as the Company operated at lower production levels, offsetting a modest increase in the gross margin for the dyeing and finishing equipment segment.

Operating expenses increased 10.3% to $1.8 million, compared to $1.7 million in the comparable period last year. The increase was primarily due to the recording of additional depreciation expense related to the Company’s ESR line in the fourth quarter of 2011 as compared to the second and third quarter of 2011.

Operating income decreased 72.3% to $1.2 million, compared to $4.4 million for the same period of 2010. Operating margin was 8.9% compared to 19.7% in the fourth quarter last year.

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measurement, was $3.0 million, compared to $5.5 million in the same quarter last year.

Net income for the fourth quarter of 2011 decreased 74.8% to $0.8 million, compared to $3.1 million in the comparable period last year. Basic earnings per share in 2011 and 2010 were $0.39 and $1.69, respectively. Basic earnings per share were calculated using basic weighted average shares of 2,036,680 and 1,849,333 for the three months ended December 31, 2011 and 2010, respectively.  Diluted earnings per share were $0.31, compared to $1.29 in the same period of 2010. Diluted earnings per share were calculated using diluted weighted average shares of 2,553,213 and 2,428,510 for the three months ended December 31, 2011 and December 31, 2010, respectively.  Earnings per share and weighted average share amounts have been adjusted to reflect a one-for-ten reverse stock split effective March 6, 2012.

Fiscal Year 2011 Financial Results

For 2011, revenues decreased 30.1% to $55.6 million from $79.5 million in 2010. Gross profit decreased 36.4% to $13.3 million, compared to $20.9 million last year.  Gross margin for 2011 was 23.9%, compared to 26.3% in 2010.  Gross margin for the forged rolled rings segment was 24.8% compared to 28.2% in 2010. For the dyeing and finishing equipment segment, gross margin was 22.1% compared to 20.9% in 2010. Operating income decreased 47.2% to $8.2 million from $15.5 million in 2010. EBITDA, a non-GAAP measurement, was $13.7 million, compared to $18.8 million in the same period last year.  Net income was $5.8 million, a 48.0% decrease from $11.1 million last year. Basic earnings per share for 2011 and 2010 were $2.94 and $6.19, respectively. Diluted earnings per share were $2.30 and $4.36, respectively.  Earnings per share amounts have been adjusted to reflect a one-for-ten reverse stock split effective March 6, 2012.

Financial Condition

As of December 31, 2011, Cleantech Solutions held cash and cash equivalents of $1.2 million, an increase from $0.9 million at December 31, 2010.  Accounts receivable were $7.1 million and total current assets of $14.7 million. The Company had $2.4 million in short-term loans payable and stockholders’ equity was $71.8 million. In fiscal year 2011, the Company generated $10.4 million in cash flow from operations.

Subsequent Events

On March 14, 2012, the Company appointed Wanfen Xu as chief financial officer. Ms. Xu has been served in various positions, most recently as the financial controller of the Company’s electrical and dying variable interest entities whose financial statements are included in the Company’s consolidated financial statements, since 2000.

On February 15, 2012, the Company delivered two units of sample sapphire chambers and one unit of a solar furnace to its international customer.

Business Outlook

Cleantech Solutions anticipates demand for forged products in the wind industry to remain soft in the short term as a result of increased competition and pricing pressure. However, the Company expects demand for forged products in the wind industry in China will continue to grow in the long term. The Chinese government’s twelfth Five-Year Plan, reflects the government’s continued commitment to wind power development, with a target of building an additional 90 GW of wind energy by 2015.

The Company plans to continue to build on its technical expertise to seek to further diversify its business into the clean technology industry in 2012. The Company expects the increase in sales from the new airflow dyeing machines and new orders from its solar and LED customers to help offset the continued softness in the traditional forged rolls rings segment.

Mr. Wu concluded, “We will continue to seek to develop new technology and expertise in the clean energy segment in order to manufacture higher margin and environmentally friendly products. Following the recent completion of sample LED and solar orders, we expect our customer to place additional orders for sapphire chambers and solar furnaces in the future. We anticipate increasing revenue contribution from these new sectors in 2012 and beyond.”

Conference Call

Cleantech Solutions will conduct a conference call at 9:00 a.m. Eastern Time on Thursday, March 29, 2012 to discuss results for the fourth quarter and fiscal year 2011.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 759-2078. International callers should dial (706) 643-0585. When prompted, please enter conference passcode: 65422151.

If you are unable to participate in the conference call at this time, a replay will be available for 14 days starting on March 29, 2012 at 10:00 a.m. ET. To access the replay, dial (855) 859-2056. International callers dial (404) 537-3406, and enter passcode: 65422151.

Use of Non-GAAP Financial Measures

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology industries. The Company supplies forging products, fabricated products and machining services to a range of clean technology customers, primarily in the wind power sector and supplies dyeing and finishing equipment to the textile industry. Cleantech Solutions is committed to achieving long-term growth through ongoing technological improvement, capacity expansion, and the development of a strong customer base. The Company’s website is www.cleantechsolutionsinternational.com. Any information on the Company’s website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2011. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

- Financial Tables Follow-

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,152,607	$947,177
Restricted cash	314,233	-
Notes receivable	53,420	50,593
Accounts receivable, net of allowance for doubtful accounts	7,087,958	8,207,797
Inventories, net of reserve for obsolete inventory	4,276,090	3,371,128
Advances to suppliers	219,347	333,923
Prepaid VAT on purchases	1,512,213	2,759,763
Prepaid expenses and other	110,670	36,338

Total Current Assets	14,726,538	15,706,719

PROPERTY AND EQUIPMENT – net	64,042,079	54,742,993

OTHER ASSETS:
Land use rights, net	3,820,536	3,767,159

Total Assets	$82,589,153	$74,216,871

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank loans	$2,356,749	$1,814,937
Bank acceptance notes payable	314,233	-
Accounts payable	4,997,109	7,660,768
Accrued expenses	771,597	526,006
Capital lease obligations- current portion	244,747	-
VAT and service taxes payable	-	81,614
Advances from customers	1,166,942	236,004
Income taxes payable	592,202	1,331,713

Total Current Liabilities	10,443,579	11,651,042

OTHER LIABILITIES:
Capital lease obligations - net of current portion	381,235	-

Total Liabilities	10,824,814	11,651,042

STOCKHOLDERS' EQUITY:
Preferred stock $0.001 par value (30,000,000 shares authorized, all of which were designated as series A convertible preferred, 10,995,807 and 16,205,268 shares issued and outstanding
at December 31, 2011 and 2010, respectively)	10,996	16,205
Common stock ($0.001 par value; 50,000,000 shares authorized;
2,101,849 and 1,875,113 shares issued and outstanding
at December 31, 2011 and 2010, respectively)	2,102	1,875
Additional paid-in capital	27,489,600	26,595,929
Retained earnings	34,618,341	29,264,152
Statutory reserve	2,064,551	1,658,197
Accumulated other comprehensive gain - foreign currency translation adjustment	7,578,749	5,029,471

Total Stockholders' Equity	71,764,339	62,565,829

Total Liabilities and Stockholders' Equity	$82,589,153	$74,216,871

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2011	2010	2011	2010

REVENUES	$13,728,005	$22,468,599	$55,579,262	$79,548,609

COST OF REVENUES	10,658,894	16,363,257	42,275,919	58,628,150

GROSS PROFIT	3,069,111	6,105,342	13,303,343	20,920,459

OPERATING EXPENSES:
Depreciation	607,443	79,746	1,112,769	319,239
Selling, general and administrative	1,234,303	1,589,353	4,007,997	5,091,592

Total Operating Expenses	1,841,746	1,669,099	5,120,766	5,410,831

INCOME FROM OPERATIONS	1,227,365	4,436,243	8,182,577	15,509,628

OTHER INCOME (EXPENSE):
Interest income	2,712	582	3,652	3,794
Interest expense	(70,729)	(30,092)	(193,709)	(147,428)
Foreign currency gain (loss)	9,863	(2,265)	5,046	(15,338)
Grant income	-	274	-	49,552
Other income	12,069	-	103,448	-

Total Other Income (Expense)	(46,085)	(31,501)	(81,563)	(109,420)

INCOME BEFORE INCOME TAXES	1,181,280	4,404,742	8,101,014	15,400,208

INCOME TAXES	390,846	1,274,194	2,340,471	4,325,876

NET INCOME	$790,434	$3,130,548	$5,760,543	$11,074,332

COMPREHENSIVE INCOME:
NET INCOME	$790,434	$3,130,548	$5,760,543	$11,074,332

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	403,282	782,903	2,549,278	1,907,789

COMPREHENSIVE INCOME	$1,193,716	$3,913,451	$8,309,821	$12,982,121

NET INCOME PER COMMON SHARE:
Basic	$0.39	$1.69	$2.94	$6.19
Diluted	$0.31	$1.29	$2.30	$4.36

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	2,036,680	1,849,333	1,962,146	1,787,994
Diluted	2,553,213	2,428,510	2,500,805	2,539,682

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,760,543	$11,074,332
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	5,351,359	3,192,662
Amortization of debt discount to interest expense	-	44,993
Amortization of land use rights	91,316	87,204
Increase in allowance for doubtful accounts	720,302	1,006,162
Stock-based compensation expense	355,856	546,963
Changes in assets and liabilities:
Notes receivable	(848)	282,986
Accounts receivable	694,014	(2,913,257)
Inventories	(761,072)	(1,036,591)
Prepaid value-added taxes on purchases	1,331,923	(2,309,987)
Prepaid and other current assets	(64,667)	159,152
Advances to suppliers	125,396	128,693
Accounts payable	(3,425,206)	4,040,484
Accrued expenses	224,493	(48,312)
VAT and service taxes payable	(83,358)	54,102
Income taxes payable	(777,914)	271,619
Advances from customers	906,282	85,695

NET CASH PROVIDED BY OPERATING ACTIVITIES	10,448,419	14,666,900

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(11,115,640)	(19,406,064)

NET CASH USED IN INVESTING ACTIVITIES	(11,115,640)	(19,406,064)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease	(156,918)	-
Proceeds from loans payable	4,325,320	1,770,238
Repayment of loans payable	(3,861,893)	(2,100,238)
Increase in restricted cash	(308,951)	-
Increase in bank acceptance notes payable	308,951	-
Proceeds from sale of common stock	125,000	380,000
Proceeds from exercise of warrants	400,000	3,320,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	831,509	3,370,000

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	41,142	37,703

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	205,430	(1,331,461)

CASH AND CASH EQUIVALENTS - beginning of year	947,177	2,278,638

CASH AND CASH EQUIVALENTS - end of year	$1,152,607	$947,177

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$193,709	$104,578
Income taxes	$3,118,384	$4,054,257

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital leased property in exchange for capital lease obligations	$772,379	$-
Increase in property in exchange for increase in payable	$516,531	$-
Series A preferred converted to common shares	$5,916	$5,469
Common stock issued for future service	$7,833	$2,469

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended December 31,		Fiscal Year Ended December 31,
	2011	2010	2011	2010

Net Income	$790,434	$3,130,548	$5,760,543	$11,074,332
Income Tax	390,846	1,274,194	2,340,471	4,325,876
Interest expense	70,729	30,092	193,709	147,428
Depreciation and Amortization	1,723,362	1,069,361	5,442,675	3,279,866
EBITDA	$2,975,371	$5,504,195	$13,737,398	$18,827,502